Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Adial Pharmaceuticals, Inc. on Form S-8 (File Nos. 333-226884, 333-233760, 333-248759 and 333-260304), Form S-3 (File No. 333-237793, 333-255352, 333-256621, 333-258048 and 333-261509), and Form S-1 (File Nos. 333-251122 and 333-239678) of our report dated March 28, 2022 with respect to our audits of the consolidated financial statements as of December 31, 2021 and 2020, and for each of the years in the two year period ended December 31, 2021, which was included in the Company’s Annual Report on Form 10-K filed on March 28, 2022.

/s/ Friedman LLP

Marlton, New Jersey

March 28, 2022